Moody National REIT II, Inc. 8-K

EXHIBIT 99.1

Transcript of Video Message from Brett C. Moody:

Following the most recent 10-Q filing, I wanted to provide a brief update to the Moody National REIT II investors, financial advisors, and broker dealers.

Commencing in March, business travel increased and most producing top accounts that paused travel during COVID are booking room nights once again. As a result of this increased demand, we have been able to increase ADR (Average Daily Rate) at all fifteen hotels.  Further, markets such as Austin and Nashville have seen substantial increases in RevPar (Revenue Per Available Room).  As with many industries, the hotel industry is experiencing an extreme labor shortage that is plaguing our industry and limiting our ability to increase occupancy as the available hotel staff simply can’t service all of the rooms.  Management continues to combat this labor issue with competitive wages, benefits, and hiring incentives.

I would to take a quick moment to highlight the Marriott Residence Inn Houston Medical Center and the exceptional management team on the ground. We are pleased to announce that this asset recently received the prestigious Marriott “Diamond Circle Award.”  This award is given to the top 3% of Marriott hotels within their specific brand, in this case, the Residence Inn brand.  To be more specific, out of the 900 candidate Residence Inn properties, the Marriott Residence Inn Houston Medical Center is one of the 23 hotels in the U.S. to receive this award.  We are very proud of the team for this accolade.

With respect to REIT II’s first quarter performance, Hotel revenue increased to $15.7 million for the three months ending March 31, 2022. This amount is up from $9.7 million from 2021. By comparison, hotel revenue for the same period in 2019 was $18.5 million.  The REIT II Portfolio Year-To-Date RevPAR was $77.45 at the end of the quarter, which represents a year-over-year increase of 64.6%, exceeding comparable national hotel RevPar growth of 59.9% for the same period. By comparison, the REIT II portfolio produced an average $100 RevPar in 2019.  In other words, the portfolio’s performance remains below 2019 revenue levels, but it is making up ground.  This performance combined with favorable outlooks from industry prognosticators for the balance of 2022, 2023 and 2024 gives us reason to be optimistic that the portfolio will continue to see growth in spite of the labor challenges.

Specifically, in a recent earnings call, Leeny Oberg, EVP and CFO of Marriott International, said: “In the U.S. and Canada, occupancy and ADR continued to improve in April, and we estimate that RevPAR fully recovered to 2019 levels for the month. We are extremely pleased to reach this milestone roughly two years after the pandemic began. While demand still varies considerably across hotel types and markets, given current booking and ADR trends, we expect RevPAR in the U.S. and Canada to be roughly flat to 2019 in the remaining quarters of 2022…”[1]

[1]	https://marriott.gcs-web.com/static-files/33f15981-114b-4ac8-90c1-29aec0e5e555

Additionally, Smith Travel Research (“STR”) predicts that room demand is likely to end 2022 just shy of pre-pandemic levels and then reach an all-time high in 2023 and continue to shoot up in 2024.[2]

In summary, we are pleased with revenue growth and demand activity across our portfolio, but we understand that the portfolio is still significantly underperforming where it was pre-pandemic.  We are hopeful to continue to make up ground this year to arrive at 2019 revenue levels as quickly as possible allowing us to start working on some of the deficits created during 2020 and 2021.

We have discussed this previously, but I would like to take a moment to reiterate that our priority is to preserve and protect your equity investment. We fully understand the desire for the resumption of investor distributions and the reinstatement of the share redemption program.  Unfortunately, there are numerous factors that the Board has to take into consideration in connection with resuming distributions and the share redemption program.  These factors include, but are not limited to, increased property performance to required levels for an extended amount of time so that properties can exit the current cash management systems where the Lender controls property funds, and revenues reaching an increased level so that there is money to pay back some or all of the $30 million in credit facilities utilized to keep the Lenders from pursuing foreclosure. Because of this, we would not expect the payment of distributions or the share redemption program to resume in 2022.  In short, we believe that we have weathered the worst of the proverbial storm, but now we must rebuild and that will take time.  We will keep you posted as we progress through the year.  Thank you for taking the time to watch this video today.  We appreciate your time.

THIS COMMUNICATION DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY SECURITIES

[2]	https://product.costar.com/home/news/shared/489795461?utm_source=newsletter&utm_medium=email&utm_campaign=personalized&ut
m_content=p3&t=eyJhbGciOiJIUzI1NiIsInR5cCI6IkpXVCJ9.eyJjb250YWN
0SWQiOiIyMDQ5NDU0IiwiY3VsdHVyZUNvZGUiOiJlbi1VUyIsImlhdCI6MTY1NTM3OTQzNH0.R9Ygz6cuq3sfsMCuef_m-QLabjGGEa_D4xe52t28J0s